AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                                ON APRIL 5, 2000.

                           REGISTRATION NO. 333-76533


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   __________

                                  AMENDMENT NO.2
                                       to
                                    FORM SB-2/A

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ______________

                             PLANET RESOURCES, INC.
             (Exact name of registrant as specified in its charter)

     DELAWARE                                 1041                    76-0600966
(STATE OR OTHER JURISDICTION        (PRIMARY STANDARD           (I.R.S. EMPLOYER
  OF INCORPORATION                INDUSTRIAL CLASSIFICATION       IDENTIFICATION
  OR ORGANIZATION)                   CODE  NUMBER)                      NUMBER)


         A.W. Dugan, President and CEO
            Planet Resources, Inc.                         A.W. Dugan
            1415 Louisiana, Suite 3100             1415 Louisiana, Suite 3100
             Houston, Texas 77002                     Houston, Texas 77002
               (713) 658-1142                            (713) 658-1142
      (ADDRESS, INCLUDING ZIP CODE, AND            (NAME, ADDRESS, INCLUDING ZIP
    TELEPHONE NUMBER INCLUDING AREA CODE,            CODE, AND TELEPHONE NUMBER
      OF REGISTRANT'S PRINCIPAL                    INCLUDING AREA CODE, OF AGENT
        EXECUTIVE OFFICES)                                  FOR SERVICE)


                                   COPIES TO:

                          Robert L. Sonfield, Jr., Esq.
                               Sonfield & Sonfield
                              770 S. Post Oak Lane
                              Houston, Texas 77056
                                 (713) 877-8333
                            Facsimile: (713) 877-1547

                                 _______________

APPROXIMATE  DATE  OF  COMMENCEMENT     As  soon  as  practicable  on  or
OF  PROPOSED  SALE  TO  THE  PUBLIC:    after  the  registration  statement
                                        becomes  effective.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [x]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                   CALCULATION OF REGISTRATION FEE


Title of Each Class     Number of          Proposed         Proposed Maximum         Amount of
of Securities          Shares Being        Maximum         Aggregate Offering   Registration Fee(3)
Being Registered        Registered    Offering Price Per          Price
                                             Share
---------------------  ------------  --------------------  -------------------  --------------------
Common Stock              2,000,000  $           .0101(3)  $         20,236.00  $               6.07
Common Stock Options        405,000                    -                     -                     -
Common Stock                 50,000                    -                     -                     -
Options(1)
Common Stock(2)             405,000  $               .15   $         60,750.00  $              18.23
Common Stock(2)              50,000  $               .40   $         20,000.00  $               6.00

(1)  Issuable  to  a  consultant  upon  this  registration statement being declared effective by the
Securities  and  Exchange  Commission.
(2)  Issuable  upon  exercise  of  Common  Stock  Options.
(3)  Estimated  solely  for  purposes of calculating the registration fee pursuant to Rule 457 based upon  the  book  value  of  the  Common  Stock  as  of  December  31,  1999.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                             INITIAL PUBLIC OFFERING
                                   PROSPECTUS

                       Subject To Completion, Dated April


                             PLANET RESOURCES, INC.

                        2,000,000 SHARES OF COMMON STOCK
                                       AND
                          455,000 COMMON STOCK OPTIONS

                             Planet Resources, Inc.
                           1415 Louisiana, Suite 3100
                              Houston, Texas 77002

     We are distributing shares of our common stock to certain of Internet law Library, Inc.'s shareholders as defined below. This is our initial public offering, and no public market currently exists for our shares. You will receive shares of our common stock if you were a stockholder of record of Internet Law on April 14, 1999 and did not receive your common stock in Internet Law as a result of the reverse acquisition by National Law. Furthermore, upon the registration statement, of which this prospectus is a part, being declared effective by the Securities and Exchange Commission, 50,000 options will be issued to a consultant.

     As a Planet stockholder, you will pay no consideration for the shares of our common stock to be received by you in the distribution. There is currently no public trading market for our shares of common stock.

                            Proposed Trading Symbol:
               Over-The-Counter Bulletin Board ("OTCBB") -- PLRS
                     _____________________________________


The Common Stock Involves a High Degree of Risk. See "Risk Factors" Beginning on
                                    Page 3.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


             The date of the prospectus is ___________________, 2000

                            PLANET RESOURCES, INC.
                          PROSPECTUS TABLE OF CONTENTS


PROSPECTUS  SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . .1
RISK  FACTORS. . . . . . . . . . . . . . . . . . . . . . . . . . . .3
CAUTIONARY  STATEMENTS. . . . . . . . . . . . . . . . . . . . . . . 8
USE  OF  PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . .8
CAPITALIZATION. . . . . . . . . . . . . . . . . . . . . . . . . . . 8
THE  DISTRIBUTION. . . . . . . . . . . . . . . . . . . . . . . . . .8
DIVIDEND  POLICY. . . . . . . . . . . . . . . . . . . . . . . . . .12
MANAGEMENT'S  PLAN  OF  OPERATION. . . . . . . . . . . . . . . . . 12
BUSINESS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
MANAGEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
PRINCIPAL  SHAREHOLDERS  OF  PLANET. . . . . . . . . . . . . . . . 22
CERTAIN  RELATIONSHIPS  AND  RELATED  TRANSACTIONS. . . . . . . . .23
DESCRIPTION  OF  PLANET  CAPITAL  STOCK. . . . . . . . . . . . . . 23
SHARES  ELIGIBLE  FOR  FUTURE  SALE. . . . . . . . . . . . . . . . 26
LEGAL  MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . .26
EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
WHERE  YOU  CAN  FIND  MORE  INFORMATION. . . . . . . . . . . . . .27
INDEX  TO  FINANCIAL  STATEMENTS. . . . . . . . . . . . . . . . . F-1

     YOU SHOULD RELY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR INFORMATION THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.


                               PROSPECTUS SUMMARY

     This prospectus is being furnished to certain stockholders of Internet Law Library, Inc. and a consultant to our company.

OVERVIEW

     Internet Law Library, Inc., our parent company and formerly known as Planet Resources, Inc., operates an Internet portal that provides subscription access to databases used for legal research through its wholly-owned operating subsidiary, National Law Library, Inc. The content of these databases consists of federal and state case law, statutory law and regulatory materials that can be useful to individual lawyers, judges, law firms, corporate legal departments, government agencies, businesses, and individuals involved in litigation, legislative efforts, and corporate legal planning. Interfacing with these databases is a software retrieval engine that is also owned and operated by National Law.

Prior to its reverse acquisition by National Law in March 1999, Planet Resources had no operations. It did, however, own and maintain certain mineral properties and related assets and had $54,000 in cash. Because its mineral properties and related assets are not integral or related to its current business, Internet Law has decided, pursuant to terms of the Agreement and Plan of Distribution dated March 25, 1999, to transfer these mineral properties and related assets to us in exchange for our common stock so that we may pursue our own business plan relating to these assets. Immediately following the transfer of the mineral properties and related assets, all of our common stock will be distributed to the stockholders of Internet Law as of the record date of April 14, 1999 who did not receive their common stock in Internet Law as a result of the reverse acquisition by National Law.

These shareholders will receive the same number of shares of common stock of our company as they owned of Internet Law as of April 14, 1999. Although we will not have any operations, we will own all of the mineral properties and related assets, including the cash remaining after payment of certain expenses. Thus, the shareholders of Planet will have the same proportional rights and interests they had in Internet Law prior to its reverse acquisition by National Law Library, Inc. Internet Law will continue its corporate existence under the laws of the State of Delaware. After the distribution, we will be an independent, publicly-traded company owning the mineral properties and related assets previously owned by Internet Law.

     Internet Law's transfer agent, Atlas Stock Transfer Corporation, will act as the agent for the distribution and will deliver certificates for our common stock as soon as practicable to certain holders of record of Internet Law common stock. All shares of our common stock will be fully paid and nonassessable and the holders will not be entitled to preemptive rights.

PLANET

     We are currently a wholly-owned subsidiary of Internet Law incorporated under the laws of the State of Delaware. The mailing address of Internet Law's principal executive offices is 4301 Windfern, Suite 2001, Houston, Texas 77041, and the telephone number at such address is (281) 600-6000. Following the distribution, the mailing address of our principal executive offices will be as listed in the cover of this prospectus and the telephone number at such address will be (713) 658-1142.

THE  OFFERING

     This prospectus covers 2,000,000 shares of common stock, par value $.001 per share of Planet, 405,000 options to purchase shares of Planet common stock at $0.15 per share and 50,000 options to purchase shares of Planet common stock at $0.40 per share. This prospectus is being furnished to certain stockholders of Internet Law Library, Inc., the sole stockholder of Planet, in connection with the proposed distribution of all the outstanding shares of Planet common stock, in accordance with the terms of the Agreement and Plan of Distribution, dated as of March 25, 1999, by and between Internet Law and Planet. This prospectus is also being distributed to a consultant to the company.

One share of Planet common stock will be distributed for each share of common stock of Internet Law, par value $.001 per share, issued and outstanding on April 14, 1999, which was not received as a result of the reverse acquisition by National Law.

TAX  CONSIDERATIONS

     Internet Law has received the opinion of Sonfield & Sonfield to the effect that, among other things, the distribution will qualify as a reorganization under Section 368(a)(1)(D) of the Internal Revenue Code of 1986. Neither Internet Law, Planet nor their stockholders will recognize any gain or loss upon the receipt by Planet of the mineral properties and related assets from Internet Law in exchange for the Planet common stock, or upon receipt by Internet Law stockholders of the Planet common stock in the distribution.

                                 RISK FACTORS

     An investment in the securities offered hereby is speculative in nature and involves a high degree of risk. In addition to the other information contained in this prospectus, the following factors should be considered carefully in evaluating us before making any investment decisions with respect to our common stock to be received in the distribution. This prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this prospectus.

THERE  HAS  BEEN  NO  PRIOR  PUBLIC  MARKET  FOR  OUR  COMMON  STOCK.

     There is no existing trading market for our common stock to be received by you in the distribution and there can be no assurance as to the establishment of an active trading market. We intend to qualify our common stock for quotation on the Over-The-Counter Bulletin Board ("OTCBB") under the trading symbol "PLRS." Our management expects that 2,000,000 shares of our common stock will be outstanding after the distribution. Our common stock may experience price volatility following the distribution until trading values become established. As a result, it might be difficult to make purchases or sales of our common stock in the open market at any particular time. There can be no assurance as to the price at which our common stock will trade following the consummation of the distribution.

WE  HAVE  AN  OBLIGATION  TO  INDEMNIFY  INTERNET  LAW.

     The distribution agreement and the indemnification agreement, which is part of the distribution agreement, indemnify Internet Law with respect to any losses, damages, claims and liabilities, financial or otherwise, which may arise from its ownership of the mineral properties before the distribution.

BECAUSE WE HAVE A LIMITED OPERATING HISTORY, WE MAY NOT BE ABLE TO SUCCESSFULLY MANAGE OUR BUSINESS OR ACHIEVE PROFITABILITY.

     While we intend to pursue strategies to maintain our mineral properties and identify joint venture partners with which to commence operations as a going business, we cannot assure you that we will be successful in implementing our strategies or that, if implemented, our strategies will result in profitable business.

OUR  EARNINGS  MAY  BE  AFFECTED  BY  METAL  PRICE  VOLATILITY.

     A significant portion of our potential future revenues may be derived from royalties earned from the sale of metals and minerals extracted from our property. As a result, our earnings may be directly related to the prices of these metals. Metals and minerals prices fluctuate widely and are affected by numerous factors including:

-     expectations  for  inflation;
-     speculative  activities;
-     relative  exchange  rate  of  the  U.S.  dollar;
-     global  and  regional  demand  and  production;
-     political  and  economic  conditions;  and
-     production  costs  in  major  producing  regions.

THE VOLATILITY OF METALS PRICES MAY ADVERSELY AFFECT OUR ABILITY TO ATTRACT A JOINT VENTURE MINING PARTNER FOR DEVELOPMENT AND EXPLORATION EFFORTS.

     Our ability to attract a joint venture partner for the mining of our properties is directly related to the prices of the metals which may be found in our property. If prices for these metals decline, it may not be economically feasible for a mining company to develop commercial production on our property.

OUR OBTAINMENT OF ADDITIONAL PROPERTIES FOR EXPLORATION BY A POTENTIAL JOINT VENTURE PARTNER IS LIMITED.

     Our ability to secure additional properties for mining depends on the success of our current property.

THE  MINERAL  AND  METAL  EXPLORATION  OF  OUR  PROPERTY  MAY NOT BE SUCCESSFUL.

     Mineral and metal exploration, particularly for gold and silver, is highly speculative. It involves many risks and is often non-productive. Even if valuable deposits of minerals or metals are found on our property, it may be several years before production is possible. During that time, it may become economically infeasible to produce those minerals or metals. As a result of these costs and uncertainties, we may not be able to realize any revenues from the development of our property for some time, if at all.

OUR  ORE  RESERVE  ESTIMATES  MAY  BE  IMPRECISE.

     We currently have no reserve estimates on our properties. Should we conduct tests in the future to derive ore estimates, there can be no guarantee that we will recover the indicated quantities of these minerals or metals. Ore reserve estimates may change based on actual production experience. In addition, the economic value of such possible ore reserves may be adversely affected by:

-     declines  in  the market price of the various mineral or metals extracted;
-     increased  production  costs;  or
-     reduced  recovery  rates.

WE MAY FACE STRONG COMPETITION FROM OTHER MINING COMPANIES FOR THE ACQUISITION OR LEASE OF NEW PROPERTIES.

     Mines have limited lives. As a result, we may eventually seek to replace and expand our properties through the acquisition of new properties. Because we may face strong competition for new properties from other mining companies, many of whom have greater financial resources than we do, we may be unable to acquire attractive new mining properties on terms that we consider acceptable.

OUR POTENTIAL JOINT VENTURE MINING COMPANY PARTNERS MAY BE ADVERSELY AFFECTED BY RISKS AND HAZARDS ASSOCIATED WITH THE MINING INDUSTRY.

     Mining  companies  are  subject to a number of risks and hazards including:

-     environmental  hazards;
-     industrial  accidents;
-     labor  disputes;
-     unusual  or  unexpected  geologic  formations;
-     cave-ins;
-     rockbursts;  and
- flooding and periodic interruptions due to inclement or hazardous weather conditions.

     Such  risks  could  result  in:

-     damage  to  or  destruction of mineral properties or producing facilities;
-     personal  injury;
-     environmental  damage;
-     delays  in  mining;
-     monetary  losses;  and
-     legal  liability.

WE  DO  NOT  INTEND  ON  PAYING  DIVIDENDS  ON  OUR  COMMON  STOCK.

     We expect to retain any future earnings for use in our business to develop, operate and expand our business. As a result, we do not anticipate paying any dividends to our stockholders in the foreseeable future.

WE ARE SUBJECT TO VARIOUS ANTI-TAKEOVER PROVISIONS THAT MAKE IT DIFFICULT FOR A THIRD PARTY TO GAIN CONTROL OVER US.

     Certain provisions of our Certificate of Incorporation may have the effect of preventing or delaying an acquisition or tender offer, which might be viewed by the stockholders to be in their best interests. These provisions include:

- the authorized issuance of up to 1,000,000 shares of preferred stock and 25,000,000 shares of common stock;
- the calling of annual stockholder meetings only by our board of directors or a duly designated committee of the board;
-     a  classified  board  of  directors;
- the requirement of a super-majority stockholder vote to approve a business combination with related persons, and other matters; and,
- advance notice requirements for nomination of directors and proposals of a new business at annual stockholder meetings.

OUR  PRINCIPAL  OFFICERS,  DIRECTORS  AND  STOCKHOLDERS HAVE SIGNIFICANT CONTROL

     Upon completion of this distribution, our officers, directors and greater than 5% stockholders, including their affiliates, will, in the aggregate, beneficially own approximately 80.23% of our fully-diluted outstanding common stock. Accordingly, these individuals may be able to approve major corporate transactions including those involving amendments to our Certificate of Incorporation or By-laws. As a result, these persons, acting together, will have the ability to control all matters submitted to stockholders for approval, including the election and removal of directors, the consideration of any merger, consolidation or sale of all or substantially all of our assets, and control of our management and affairs through the elections of all of our directors. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of our company, impeding a merger, consolidation, takeover or other business combination involving us or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could have an adverse effect on the market price of the our common stock.

FUTURE ISSUANCE OF SHARES WILL CAUSE DILUTION AND MAY ADVERSELY AFFECT THE MARKET FOR YOUR SHARES.

     Upon completion of the distribution, we will have a total of 2,000,000 shares of Planet common stock outstanding. 455,000 shares of common stock have been reserved for issuance upon exercise of the Planet options. After the exercise of all the Planet options we will have 2,455,000 shares of common stock outstanding and 22,545,000 shares of authorized but unissued shares of common stock available for issuance without further stockholder approval. As a result, any issuance of additional shares of common stock may cause you to suffer significant dilution, which may adversely affect the market and the value of your shares.

You should be aware that the possibility of sales may, in the future, have a depressive effect on the price of the Planet common stock in any market which exists or may develop. The ability of any investor to sell his or her shares may be dependent directly upon the number of shares that are offered and sold. Other stockholders may sell their shares during a favorable movement in the market price of our securities, which may have a depressive effect on the price per share.

WE  DEPEND  ON  A.W.  DUGAN  FOR  THE  MAINTENANCE  OF  OUR  MINERAL PROPERTIES.

     Our operations are dependent on the efforts, ability and experience of A.W. Dugan. The loss of his services could have a material adverse impact on our future results of operations. In addition to Mr. Dugan's management expertise, he will provide, at no cost, the office space and administrative support necessary to maintain our mineral properties until such time as we can provide these services for ourselves. Mr. Dugan will also provide us with the necessary working capital over the next twelve months to support our operations, including the costs associated with the identification of a mining company partner to exploit our mineral assets. This may be funded through the exercise of options which Mr. Dugan owns to purchase common stock.

WE HAVE LIMITED FINANCIAL RESOURCES AVAILABLE TO US AT THIS TIME TO IMPLEMENT A SUCCESSFUL BUSINESS PLAN.

     Mr. Dugan has agreed to satisfy our cash operating requirements only over the next twelve months. There is no written agreement between Mr. Dugan and Planet for the provision of his financial support and Mr. Dugan could decide at any time to no longer continue to financially support our company. We have no other source of income at this time and there can be no assurance that we will develop alternative sources of income to fund our company, or that Mr. Dugan will extend his commitment to fund our company, beyond twelve months.

"PENNY STOCK" REGULATIONS IMPOSE RESTRICTIONS ON MARKETABILITY OF OUR SECURITIES

     The Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. In the event of authorization of the Planet common stock for quotation on the OTC Bulletin Board, such securities will initially be covered by the definition of "penny stock." If the securities or the common stock are removed from listing on the OTC Bulletin Board at any time following the Effective Date, Planet's securities may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors. Accredited investors are generally those persons with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and must have received the purchaser's written consent to the transaction prior to the purchase.

In addition, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our securities and may affect the ability of purchasers in this offering to sell our securities in the secondary market.

     In the event that we are not able to qualify our securities for listing on the OTC Bulletin Board, we will attempt to have our securities traded in the "pink sheets." In such event, holders of our securities may encounter substantially greater difficulty in disposing of their securities and/or in obtaining accurate quotations as to the prices of our securities.

THE  YEAR  2000  ISSUE  COULD  ADVERSELY  AFFECT  OUR  BUSINESS.

     If various third parties, including any mining company with whom we may contract in the future, do not successfully achieve year 2000 compliance, our business and future operating results could be adversely affected. In addition, if our transfer agent does not achieve year 2000 compliance, that would have an adverse effect on your ability to trade the common stock. To date we have not experienced any material problems attributable to the inability to recognize dates beginning with the year 2000.

                              CAUTIONARY STATEMENTS

     When used in this prospectus with respect to Planet and Internet Law the words "estimate," "project," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include those risks, uncertainties and risk factors identified in this prospectus under the headings "Risk Factors," "The Distribution," "Certain Federal Income Tax Consequences," and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                 USE OF PROCEEDS

     There  will  be  no  proceeds from the issuance of the Planet common stock.

                                 CAPITALIZATION

     The following table sets forth the capitalization of Planet as of December 31, 1999. It also includes the effects of the distribution of mineral rights and related assets, valued at $10,000, and reflects the issuance of 2,000,000 shares of common stock. This table should be read in conjunction with the financial information and its accompanying notes included in this prospectus.


                                                                             Actual as of        Pro forma
                                                                           December 31, 1999    As Adjusted
                                                                         -------------------  -------------
Stockholder's Equity:

   Preferred stock, par value $.001;                                     $                --   $         --
   1,000,000 shares authorized, none issued or outstanding

   Common stock, par value $.001; 25,000,000 shares authorized, 1,000                      1          2,000
   actual and 2,000,000 pro forma shares issued and outstanding

Additional paid-in capital                                                            36,274         44,275
Retained earnings (deficit)                                                          (16,039)       (16,039)
Total stockholder's equity                                                $           20,236   $     30,236
                                                                         -------------------  -------------

                                THE DISTRIBUTION

     The following information summarizes the proposed distribution. The entire agreement is filed as an exhibit to the registration statement of which this prospectus is a part and is available from Planet or the SEC web site at http://www.sec.gov. You are urged to read such agreement in its entirety.


TERMS  OF  THE  DISTRIBUTION  AGREEMENT

     The distribution will be effected by giving to each holder of Internet Law common stock who did not receive their common stock of Internet Law as a result of the reverse acquisition by National law, as of the close of business on April 14, 1999, certificates representing one share of Planet common stock for each share of Internet Law common stock.

MANNER  OF  EFFECTING  THE  DISTRIBUTION

     On the distribution date, Internet Law's transfer agent, will deliver certificates for Planet common stock as soon as practicable to holders of record of Internet Law common stock who were stockholders of record on April 14, 1999, and did not receive their common stock in Internet Law as a result of the reverse acquisition by National Law.

All shares of Planet common stock will be fully paid and nonassessable and the holders will not be entitled to preemptive rights.

LISTING  OF  PLANET  COMMON  STOCK;  RESTRICTIONS  ON  RESALE

     Planet intends to apply to a member of the National Association of Securities Dealers, Inc. to make a market in the Planet common stock and provide a quotation on the NASD inter-dealer Electronic Bulletin Board under the trading symbol "PLRS." The Planet common stock received from the distribution and included in this registration statement will be freely transferable under the Securities Act.

TREATMENT  OF  INDEBTEDNESS

     Neither Internet Law nor Planet will assume or be responsible for any debts or monetary obligations of the other prior to the date of the reverse acquisition. However, according to the terms of the indemnification agreement, we will be responsible for any liabilities, monetary or otherwise, that may arise from Internet Law's ownership of the mineral properties prior to the date of acquisition.

EXPENSES

     The terms of the distribution agreement state that we shall bear all expenses incurred in connection with the distribution, including the preparation, execution and the performance of the distribution agreement and the transactions contemplated thereby, and all fees and expenses of counsel and accountants. Expenses incurred in printing, mailing, SEC filing fees, fees related to any state securities or "blue sky" laws and stock exchange listing application fees as to this prospectus and related registration statement will be paid by us. We estimate that these expenses will approximate $30,000, of which  a  significant  portion of these expenses were paid prior to December 31,
1999

INDEMNIFICATION  AND  INSURANCE

     The distribution agreement provides that from and after the distribution date, Internet Law will indemnify, defend and hold harmless Planet and its subsidiaries, as well as the directors and officers of Planet and the various Planet subsidiaries, which may be formed in the future, from and against all losses arising out of or relating to:
- any breach, whether before or after the distribution date, by Internet Law of any provision of the distribution agreement,
-     liabilities  related  to  the  operation  of  Internet  Law.

     The distribution agreement also provides that from and after the distribution date, Planet will indemnify, defend and hold harmless Internet Law and its subsidiaries, as well as the directors and officers of Internet Law and the various Internet Law subsidiaries from and against all losses arising out of or relating to:
- any breach, whether before or after the distribution date, by Planet of any provision of the distribution agreement,
- any claims arising out of this prospectus or the registration statement pertaining thereto, and
-     liabilities  related  to  the  operation  of  Planet.

RIGHTS  OF  INTERNET  LAW  SHAREHOLDERS  BEFORE  AND  AFTER  THE  DISTRIBUTION

     Before  the  acquisition and the distribution, the shareholders of Internet
Law, under its former name Planet Resources, Inc., owned all of the equity interest in the mineral properties and related assets described in this prospectus. After the acquisition and the distribution, these same shareholders will own the same ratable equity interest in the mineral properties and related assets as well as a very small percentage interest in the continuing operations of Internet Law.

FEDERAL  INCOME  TAX  CONSEQUENCES

GENERAL

     THE FOLLOWING DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE TAX CODE, TREASURY REGULATIONS UNDER THE TAX CODE AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL ARE SUBJECT TO CHANGES WHICH MAY OR MAY NOT BE RETROACTIVE, AND ANY SUCH CHANGES COULD AFFECT THE TAX CONSEQUENCES DESCRIBED HEREIN. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE DISTRIBUTION, INCLUDING, THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND THE POSSIBLE EFFECTS OF CHANGES IN APPLICABLE TAX LAWS.

     The following summary description of the material federal income tax consequences of the distribution is based upon the opinion of Sonfield & Sonfield, federal tax counsel for Planet.

Tax opinions are not binding on the IRS or any court. Moreover, the tax opinions are based upon, among other things, certain representations as to factual matters made by Internet Law, which representations if incorrect or incomplete in certain material respects, would jeopardize the conclusions reached in the opinions.

TAXES  EFFECTS  OF  THE  DISTRIBUTION

     We believe, based on the opinion issued to us by Sonfield & Sonfield, that the distribution will qualify as a reorganization under the applicable tax laws, and will not cause you to recognize any taxable gain or loss.

TAXATION  OF  STOCK  AS  A  DIVIDEND

     Dividends paid on common stock are taxed as ordinary income to the extent of Planet's current or accumulated earnings and profits as computed for federal income tax purposes. To the extent that the amount of the dividend paid on the common stock exceeds Planet's current and accumulated earnings and profits for federal income tax purposes, such dividend will be treated first as a nontaxable return of capital which will be applied against and reduce the adjusted tax basis of the common stock of the holder. Any amount in excess of the holder's adjusted tax basis would then be taxed as capital gain, and will be long-term capital gain if the holder's holding period for the common stock exceeds one year.

TAXPAYER  RELIEF  ACT

     The Taxpayer Relief Act of 1997 was signed into law on August 5, 1997. It contains certain restrictions involving a distribution or "spin off" to stockholders of portions of a business enterprise, accompanied by a merger or acquisition of a specific unit of the business enterprise involving a third party acquiror. This distribution is not affected by these restrictions.

BACKUP  WITHHOLDING

     United States information reporting requirements and backup withholding at the rate of 31% may apply to dividends paid on, and proceeds from the taxable sale, exchange or other disposition of Internet Law common stock, unless the stockholder:
- is a corporation or comes within certain other exempt categories, and, when required, demonstrates these facts, or
- provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

STATE  TAX  CONSEQUENCES

     Because each state's income tax laws vary, it is impossible to predict the income tax consequences to the stockholders in all of the state taxing jurisdictions in which they are already subject to tax. You are urged to consult your own tax advisors with respect to state income and corporate franchise tax consequences.

                                 DIVIDEND POLICY

     Internet Law currently does not pay dividends on any of its issued and outstanding securities. We do not expect to pay any dividends for the foreseeable future. Any future payments of dividends will be dependent upon our results of operations, financial condition, cash requirements, future prospects and other factors deemed relevant by our board of directors from time to time.

Payment and declaration of dividends on our common stock and purchases of shares by us will be subject to restrictions if we fail to pay dividends on any series of our preferred stock ranking prior to our common stock as to the payment of dividends.


                         MANAGEMENT'S PLAN OF OPERATION

GENERAL

     Since incorporation, our only business activity has been organizational matters and entering into the distribution agreement with Internet Law.

PLAN  OF  OPERATION  FOR  THE  NEXT  TWELVE  MONTHS

     As per our agreement with Internet law, after the distribution we will own the subsurface mineral rights on approximately 190 acres of land located in the city of Mullan, Idaho. During the next twelve months, we may attempt to identify and contract with a mining company that will agree to search for minerals that may underlie our property. During the time our search is in progress, the small amounts of cash required to maintain our operations, as well as the costs associated with the identification and contracting of a mining company partner, will be provided by our chief executive officer and principal stockholder, A.W. Dugan. Future funding by Mr. Dugan may come from the exercise of options to purchase our common stock and/or through future agreements between Planet and Mr. Dugan negotiated on terms equivalent or better than those terms negotiated on an arms-length basis. As a result, we do not believe there will be the need to raise additional funds during the next twelve months, other than through Mr. Dugan, if and when required.

     While we have not completed the formulation of our plan to contract with a mining company, we anticipate that any such plan will have the following characteristics:

- An investigation of mining companies which are currently operating in the general area of our properties. This investigation may include the use of industry databases, as well as the investigation of governmental records and industry experts. We do not expect this cost to exceed $2,500.

- Initial discussions with those potential mining company partners as determined from our investigation. We do not expect this cost to exceed $5,000.

- Contract negotiations with an interested mining partner. We do not expect the costs, legal or otherwise, to exceed $10,000.

     Though no formal agreement exists between us and Mr. Dugan, Mr. Dugan has agreed to fund the costs of such plan to the extent that such costs do not exceed $30,000. If we are able to contract with a mining company, we anticipate that all expenses for exploration and exploitation of our mineral properties will be borne by the mining company and not by us. In return, we would receive a royalty fee based on a percentage of the proceeds from the sale of those minerals the mining company may recover from our properties.

We  are  unable  to  make  any  guarantees  that:

- we will be able to identify and negotiate an arrangement with a mining company within the next twelve months,

- our mining properties will be found attractive to a prospective mining company partner, or

- if mined, our properties will produce any saleable minerals or metals that would result in Planet receiving any income.

     While we believe that such opportunities can be investigated, reviewed and consummated for minimal costs, we cannot give any assurances that such costs will be minimal.

     We have no employees. Our officers and directors serve our company without receiving a salary. However, from time to time as appropriate, they may receive expense reimbursements and stock options. Though we have no formal written agreement in place, our office space and administrative support is provided by Mr. Dugan. Other than those costs and expenses previously discussed, we do not plan any significant expenditures for new projects of any sort within the next twelve months.


                                    BUSINESS

GENERAL

     Planet is a wholly-owned subsidiary of Internet Law Library, Inc., formerly Planet Resources, Inc. We were organized and incorporated under the laws of the state of Delaware on March 26, 1999, as required by the terms of the Agreement and Plan of Distribution dated March 25, 1999, for the purpose of acquiring all of the mineral properties and related assets, including the remaining cash after payment of certain expenses. As a result, we are the owner of subsurface mineral rights previously owned by Planet Resources, Inc. on approximately 190 acres of land located in the City of Mullan, Idaho.

Our mineral properties are adjacent to Hecla Mining Company's operations on the Lucky Friday Mine. The Lucky Friday mine has produced in excess of 100 million ounces of silver and is currently producing in excess of 7 million ounces of silver per year. The Hecla operation is less than 1,500 feet from the eastern perimeter of our property. Our strategy is to maintain title to and preserve the ownership of our mineral properties until Hecla's underground tunnel extends to the border of our mineral properties, and Hecla needs additional ore reserves. It is our intention to explore joint venture relationships with Hecla or other mining companies who may have an interest in the mining of our mineral properties. There are no active discussions taking place regarding our mineral properties currently. We do not have plans to initiate mining operations on our property until a suitable joint venture partner is identified.

     We presently have no commercial operations. Since incorporation, our only business has been organizational activities.

CORPORATE  HISTORY

     Our parent company, Internet Law, was originally incorporated as Allied Silver-Lead Company in the State of Idaho in 1967 and, until 1992, operated as an exploratory mining company in the development stage. During that time, the business activities of Allied were confined to the acquisition of mineral rights lying beneath the City of Mullan, Shoshone County, Idaho, and the identification of a third-party partner to finance exploration and development of the property.

On May 1, 1981, Allied entered into an agreement with the City of Mullan, which superseded a previous agreement dated December 31, 1971. The Allied-Mullan agreement provided Allied, as Lessee, the right to mine subsurface minerals on approximately 200 acres of land owned by the City of Mullan for a period of 25 years, with an option to renew the lease for an additional 25 years. These mineral rights are located in the Hunter Mining District. A separate lease was obtained for the mineral rights to approximately 3 acres of land owned by School District #392. The lease of mineral rights, as it relates to School District #392, has expired. However, the lease of mineral rights, as it relates to the City of Mullan, has not expired and is current and in good standing. Under the Allied-Mullan agreement, the City of Mullan, as lessor, received 20% of all royalty payments or other consideration received by Allied from the mining of the property north of the Osburn Fault. The agreement also provided, that in the event Allied entered into a lease agreement for the exploration and development of "City Property" south of the Osburn Fault, the City of Mullan would receive 15% of the royalties received from that lease agreement. No royalties have been paid on "City Property" south of the Osburn Fault.

On January 1, 1981, Allied entered into a lease agreement with Sunshine Mining Company, a Delaware corporation, with mining properties situated in Shoshone County, Idaho. On June 26, 1984, the lease was assigned by Sunshine to Hecla Mining Company, a Delaware corporation listed on the New York Stock Exchange, also with mining operations near Mullan, Idaho. The lease covered all of our properties north of the Osburn Fault as defined in the lease agreement. The lease was for a period of forty years with a right to renew for an additional forty years. On October 16, 1991, Hecla notified Allied that it was electing to terminate the lease agreement on January 16, 1992. At a later date, Hecla provided Allied with an inventory of the pipe, track and writing installed on Allied's property.

Title to the subsurface mineral rights was acquired by issuance to the real property owners of one share of common stock of Allied for each 25 square feet of surface owned. Conveyance of title included all subsurface rights lying beneath adjacent streets and alleys where ownership rested with the grantor.

On January 15, 1996, Allied was reincorporated in Delaware as a result of a merger with Planet Resources, Inc. and, among other shareholder actions taken at that time, changed its name to Planet Resources, Inc. The reincorporation resulted in:

(1) shares of common stock of Allied being converted into the right to receive one share of common stock of Planet Resources for each five shares of common stock of Allied as of the date of reincorporation,
(2) elimination of the right to cumulative voting for the election of directors,
(3) persons serving as officers and directors of Allied continuing to serve in their respective capacities, and
(4)     the  Articles  of  Incorporation  of  Allied  being  changed  to:
        a.     reduce the par value of the common stock from  $.01  to  $.001,
        b. reduce the number of shares of common stock the Company is authorized to issue from 50,000,000 to 10,000,000, and
        c. authorize the Company to issue 1,000,000 preferred shares with a par value of $.001 per share.

     Between 1992 and the date of its reverse acquisition by National Law in March of 1999, the company had no operations. However, our company maintained title to its mining properties and related assets. In January 1999, Planet Resources, Inc. agreed in principal to acquire National Law and change its name to Internet Law Library, Inc.

PLANET  RESOURCES  AND  NATIONAL  LAW  LIBRARY  MERGER

     In January, 1999, Planet Resources, Inc.'s management was presented with the opportunity to merge with National Law Library, Inc. Upon review of National Law, including its management, business plan, products and services, and industry niche, Planet Resources' management believed that a merger with National Law would provide an opportunity to greatly enhance Planet Resources' shareholder value. Planet Resources' management found many factors of the National Law business plan attractive, including the following:

- The Internet is an increasingly significant global medium for online commerce. According to Forrester Research, the total value of goods and services purchased over the Web was $43 billion in 1998 and is expected to increase to $1.3 trillion in 2003.

- Industry sources estimate the market for on-line legal information was $1.7 billion in 1998, and is projected to grow to $2.7 billion by 2002.

- With the growth in litigation and the increase in the number of lawyers, Internet Law believes the projected increase in the market for on-line legal information is reasonable. From 1984 to 1997, civil lawsuits increased 28% and criminal cases increased 55%. The number of lawyers in the United States as of December 1998 was approximately 980,000 and is expected to grow to approximately
1.06  million  by  2002.

- The increased popularity of the Internet, both domestically and internationally, and the movement towards conservation of natural resources by using less paper, further strengthens this belief.

     Internet Law's industry competitors such as, LEXIS/NEXIS(R), which is owned by Reed-Elsevier, and West Group, a division of The Thomson Corporation, offer similar services at significantly higher prices.

As a result of these factors, among others, as well as the successful negotiation of a merger agreement, Planet Resources, Inc. elected to merge with National Law in March, 1999, in an attempt to enhance shareholder value.

Internet Law Library, Inc. operates an Internet portal that provides subscription access to databases used for legal research through its wholly-owned, operating subsidiary, National Law Library, Inc. The content of these databases consists of federal and state case law, statutory law and regulatory materials that can be useful to individual lawyers, judges, law firms, corporate legal departments, government agencies, businesses, and individuals involved in litigation, legislative efforts, and corporate legal planning. Interfacing with these databases is a software retrieval engine that is also owned and operated by National Law. Customers using the Internet portal pay subscription fees to National Law for monthly or longer-term service.

National Law, a Texas corporation, was formed in November 1998 for the purpose of developing and marketing an Internet portal to be used for legal research. Following its formation, National Law's then sole stockholder, the current President, Chief Executive Officer and Chairman of Internet Law, contributed to National Law all of his rights and interests in certain retrieval and database software and database content valued at $934,000 and $1,096,000, respectively, in exchange for 15,152,500 shares of common stock of National Law. Commercial operations began in January 1999.

Under the terms of the Agreement and Plan of Reorganization, dated March 25, 1999, as amended, among the Company, National Law and the stockholders of National Law, and effective as of March 30, 1999, each share of National Law common stock was exchanged for one share of Planet Resources' unregistered common stock. In contemplation of this transaction, Planet Resources, Inc.'s original stockholders agreed to a one-for-two reverse stock split, which resulted in 2,000,000 shares of Internet Law's common stock being outstanding immediately prior to the merger. Following the transaction, the stockholders voted to change the name of Planet Resources, Inc. to "Internet Law Library, Inc." As a result of these transactions, former National Law stockholders currently hold 18,000,000 shares of Planet Resources, Inc.'s unregistered common stock and Internet Law's original stockholders currently hold 2,000,000 shares of Planet Resources' common stock. Under the terms of the agreement, the majority of Planet Resources' original board of directors resigned. They were replaced with directors elected by the new stockholders of Internet Law.

PROPERTIES

     The mineral properties and related assets to be acquired from Internet Law have been owned by the predecessor company for many years and, for the last several years, represented the only material assets of the predecessor company. The mineral properties owned by the predecessor company and to be owned by Planet are described as follows:

After the distribution, Planet will be the owner of subsurface mineral rights on approximately 190 acres of land located in the City of Mullan, Idaho. The mineral properties consist of a mining lease with the City of Mullan and subsurface mineral rights that Allied acquired from property owners in Mullan, Idaho, in exchange for stock in Allied Silver. The lease with the City of Mullan is for 25 years from May 7, 1981. The lease grants the Lessee the option to renew the lease for 25 years from expiration of the original term. The property leased from the City of Mullan consists of approximately two hundred acres and involves property to the north and south of the Osburn Fault. The City of Mullan, as Lessor, is entitled to receive 20% of any and all royalty payments, advance or otherwise, or other consideration which may be paid by any third parties to the Lessee as a result of mining activities north of the Osburn Fault. The same is true for activities south of the Osburn Fault, but the payment shall be 15%, rather than 20%.

The mineral interests owned by the predecessor company, Allied Silver, constitutes fee simple interest to the subsurface mineral rights previously held by property owners within the City of Mullan. Those property owners conveyed, by deed, their subsurface mineral rights to Allied Silver in exchange for stock in Allied Silver. These subsurface mineral rights are held as fee simple absolute. The precise acreage for all of the subsurface mineral rights has not been calculated, but the property from which these subsurface mineral rights were severed was all located within the boundaries of the City of Mullan. Therefore, to the extent there was private property within the City of Mullan, those property owners conveyed the subsurface mineral rights to Allied Silver. To the extent there was any property owned by the City of Mullan, including public right-of-ways such as streets, alleys and parks, the City leased its mineral rights to the subsurface to Allied Silver.

COMPETITIVE  POSITION

     The Company has no competitive economic position in the mining industry as no mineral production has ever been realized. To date, there has been no mining activity on these properties other than two exploratory holes drilled by Sunshine Mining during the 1980's, with inconclusive results. Furthermore, the Company has not received revenue from its mineral rights for the last several years since the lease with Hecla Mining Company was terminated. The termination of this lease does not affect the prospective potential of the property, as Hecla's current silver mining operations continue to move closer to our properties.

BUSINESS  OFFICES  AND  ADMINISTRATIVE  SUPPORT

     A private corporation controlled by A.W. Dugan provides office space and the necessary administrative and clerical support for the corporate affairs of Planet without any cost to Planet.

RESEARCH  AND  DEVELOPMENT  ACTIVITIES

     We have not incurred any material costs for research or development activities since our inception.

COMPLIANCE  WITH  ENVIRONMENTAL  LAWS

     We do not believe that we will incur any material costs relating to efforts to comply with environmental laws or other governmental regulations.

CUSTOMER  AND  SUPPLIERS

     We do not provide any goods or services at this time. As such, we do not have any customers or suppliers.

GOVERNMENT  REGULATION

     As we currently have no operations, we do not believe we are subject to governmental regulations, which may relate to our business.

EMPLOYEES

     We have no employees and our current officers and directors serve without established compensation.

LEGAL  PROCEEDINGS

     We are not parties to any lawsuit, pending or threatened, that we believe would have a material effect on our financial position.

                                   MANAGEMENT

DIRECTORS,  EXECUTIVE  OFFICERS,  PROMOTERS  AND  CONTROL  PERSONS

     The table below sets forth, as to each executive officer and director of Planet, such person's name, positions with Planet and age. Each executive officer and director of Planet holds office until a successor is elected, or until the earlier of death, resignation or removal. Each executive officer is elected or appointed by the Planet board of directors. All of the directors and executive officers listed below will continue with Planet in the same capacity as they have served with Internet Law.

OFFICERS  AND  DIRECTORS
                                                                   Director's
                                                                      Term
            Name          Age     Position with the Company        (in Years)
          -------       ------  ---------------------------------  ----------
A.W. Dugan                71     Chairman of the Board of               3
                                 Directors,  Chief  Executive
                                 Officer  and  President
Jacque N. York            53     Secretary and Director                 2
Michael K. Branstetter    46     Director                               1

     A.W. Dugan, chairman of the board, chief executive officer and president, organized Planet as the promoter, as that term is defined in the Securities Act of 1933, and joined the board in 1999. Mr. Dugan also served as the President and Chief Executive Officer of Planet Resources, Inc., the predecessor corporation of Internet Law. Mr. Dugan's principal occupation and five year business history is as oil and gas operator. For the past five years, Mr. Dugan has been the chief executive officer of Nortex Corporation, a privately held company in the business of oil and gas exploration and production.

     Jacque N. York, secretary and director, joined the board in 1999. Ms. York's principal occupation and five year business history is as corporate officer. For the past five years, Ms. York has been the corporate secretary of Nortex Corporation, a privately held company in the business of oil and gas exploration and production.

     Michael K. Branstetter, director, joined the board in 1999. Mr. Branstetter's principal occupation and five year business history is as attorney at law. He is a shareholder and Managing Director of the law firm of Hull, Branstetter & Simpson Chartered. Mr. Branstetter is an officer and director of the following public companies: Pilot Silver Lead, Inc., Idaho General Mines, Inc., and Lucky Friday Extension Mining Company.

     Each of the above stated directors are of the same class, but with staggered terms, and will serve for the term indicated in the table above and until their successors are elected and qualifiedThere are no employment agreements between the officers of Planet and Planet. Furthermore, we do not carry key-man insurance policies on any of the officers or directors of Planet. Mr. Dugan, in his role as an officer and director will devote approximately 15 hours per month to Planet.

COMPENSATION  OF  DIRECTORS  AND  EXECUTIVE  OFFICERS

     Planet has paid no remuneration to its directors or officers, other than as provided in the following paragraph, and does not anticipate the payment of remuneration, until the board of directors determines otherwise.




                                                                      Long Term
                                 Annual Compensation                  Compensation Awards            Payouts
                    ----------------------------------------------  -------------------------  ------------------
                                                                                   Securities
Name and principal                                   Other annual    Restricted    underlying    LTIP    All other
Position             Year    Salary       Bonus      compensation    stock awards   options     payouts compensation
------------------  -------  ---------  ---------    -------------  ------------  -------------  ------- --------
A.W. Dugan           1999     $   -0-     $   -0-      $    -0-     $     -0-       $    -0-     $ -0-    $  -0-
Chairman, chief
executive officer
and president

Jacque N. York,      1999     $   -0-     $    -0-     $    -0-     $     -0-       $    -0-     $ -0-    $  -0-
secretary and
director

Michael K.           1999     $   -0-     $    -0-     $    -0-     $     -0-       $    -0-     $ -0-    $  -0-
Branstetter,
director

THE  PLANET  STOCK  INCENTIVE  PLAN

     Planet has adopted a stock incentive plan to provide deferred stock incentives to key employees, if any, and directors of Planet and its subsidiaries, if any are created, who contribute significantly to the long-term performance and growth of Planet.

General  Provisions  of  the  Stock  Incentive  Plan

     The stock incentive plan will be administered by the board of directors, or a committee of the board of directors duly authorized and given authority by the board of directors, to administer the stock incentive plan. The board will have exclusive authority to administer the stock incentive plan as follows:
- to select the employees to be granted awards under the stock incentive plan,
-     to  determine  the  type,  size  and  terms  of  the  awards  to  be made,
-     to  determine  the  time  when  awards  will  be  granted,  and
- to prescribe the form of instruments evidencing awards made under the stock incentive plan.

     The board will be authorized to establish, amend and rescind any rules and regulations relating to the stock incentive plan as may be necessary for efficient administration of the stock incentive plan. Any board action will require a majority vote of the members of the board.

     Three  types  of  awards  are  available  under  the  stock incentive plan:
-     nonqualified  stock  options  or  incentive  stock,
-     stock  appreciation  rights  and
-     restricted  stock.

     An aggregate of 2,500,000 shares of Planet common stock have been reserved and may be issued under the stock incentive plan, subject to adjustment to prevent dilution due to merger, consolidation, stock split or other recapitalization of Planet.

STOCK  OPTIONS  AND  STOCK  APPRECIATION  RIGHTS

     Stock options are rights to purchase shares of Planet common stock. Stock appreciation rights are rights to receive, without payment to Planet, cash and/or shares of Planet common stock in lieu of the purchase of shares of Planet common stock under the stock option to which the stock appreciation right is attached. The board may grant stock options in its discretion under the stock incentive plan. The option price will be determined by the board at the time the option is granted and will not be less than the par value of such shares.

The board may, in its discretion, attach a stock appreciation right to an option awarded under the stock incentive plan. A stock appreciation right is exercisable only to the extent that the option to which it is attached is exercisable. A stock appreciation right entitles the optionee to receive a payment equal to the appreciated value of each Planet share under option in lieu of exercising the option to which the right is attached. The appreciated value is the amount by which the fair market value of a share of Planet common stock exceeds the option exercise price for that Planet share. A holder of a stock appreciation right may receive cash, Planet common stock or a combination of both upon surrendering to Planet the unexercised option to which the stock appreciation right is attached. Planet must elect its method of payment within fifteen business days after the receipt of written notice of an intention to exercise the stock appreciation right.

     A person to whom a stock option or stock appreciation right is awarded will have no rights as a stockholder with respect to any shares of Planet common stock issuable under the stock option or stock appreciation rights until actual issuance of a stock certificate for the Planet shares.

RESTRICTED  STOCK

     The board may in its discretion award Planet common stock that is subject to certain restrictions on transferability. This restricted stock issued as part of the stock incentive plan may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by the laws of descent and distribution, for a period of time as determined by the board, from the date on which the award is granted. Planet will have the option to repurchase the shares of restricted Planet common stock at such price as the board shall have fixed, in its sole discretion, when the award was made, which option will be exercisable at such times and upon the occurrence of such events as the board shall establish when the restricted stock award is granted. Planet may also exercise its option to repurchase the restricted Planet common stock if prior to the expiration of the restricted period, the participant has not paid to Planet amounts required to be withhold pursuant to federal, state or local income tax laws.

Certificates for restricted stock will bear an appropriate legend referring to the restrictions. A holder of restricted stock may exercise all rights of ownership incident to such stock including the right to vote and receive dividends, subject to any limitations the board may impose.

TAX  INFORMATION

     A recipient of an incentive stock option or a non-qualified stock option will not recognize income at the time of the grant of the option. On the exercise of a non-qualified stock option, the amount by which the fair market value of the Planet common stock on the date of exercise exceeds the option price will generally be taxable to the holder as ordinary income, and will be deductible for tax purposes by Planet. The disposition of Planet shares acquired upon exercise of a non-qualified option will ordinarily result in capital gain or loss. In the case of officers who are subject to the restrictions of Section 16(b) of the Securities Exchange Act of 1934, as amended, the date for measuring the amount of ordinary income to be recognized upon the exercise of a non-qualified stock option will generally be six months after exercise rather than the date of exercise.

     If an incentive option is exercised through the use of Planet common stock previously owned by the holder, the exercise generally will not be considered a taxable disposition of the previously owned Planet shares and thus no gain or loss will be recognized on the exercise of Planet shares. However, if the previously owned Planet shares were acquired by the exercise of an incentive stock option or other tax qualified stock option and the holding period requirements for those Planet shares were not satisfied at the time the previously owned Planet shares were used to exercise the incentive option, such use would constitute a disqualifying disposition of the previously owned Planet shares. This would result in the recognition of ordinary income but, under proposed Treasury regulations, not any additional gain in capital gain, in the amount described above.

     The amount of any cash or the fair market value of any Planet common stock received upon the exercise of stock appreciation rights under the stock incentive plan will be subject to ordinary income tax in the year of receipt and Planet will be entitled to a deduction for such amount. However, if the holder receives Planet common stock upon the exercise of stock appreciation rights and is then subject to the restrictions of Section 16(b) of the Exchange Act; unless the holder elects otherwise, the amount of ordinary income and deduction will be measured at the time such restrictions lapse.

                        PRINCIPAL SHAREHOLDERS OF PLANET

     The number of shares of Planet common stock shown below to be owned beneficially by certain beneficial owners holding more than five percent of the issued and outstanding Internet Law common stock, as well as by each director and by all directors and officers as a group is based upon the number of shares to be received by these individuals in the distribution. The following table sets forth certain information about the beneficial ownership of Planet's common stock after the distribution by:

-     each  person  known by us to own beneficially five percent (5%) or more of the  outstanding  common  stock,
-     each  of  our  directors,
-     each  of  our  executive  officers,  and
-     our  directors  and  officers  as  a  group.

                                        Number of Shares of   Percentage
                                           Common Stock      Beneficially
Name and Address of Beneficial Owners    Beneficially Owned     Owned
--------------------------------------  -------------------  -------------
A.W.  Dugan                                       1,922,092         79.92%
1415 Louisiana, Suite 3100
Houston, Texas 77002

Houston Resources Corp.                             200,000         10.00%
1415 Louisiana, Suite 3100
Houston, Texas 77002

Anglo Exploration Corp.                             120,000          6.00%
1415 Louisiana, Suite
Houston, Texas 77002

Jacque N. York                                          -0-          0.00%
1415 Louisiana, Suite
Houston, Texas 77002

Michael K. Branstetter                                7,500          0.38%
416 River Street
Wallace, Idaho 83873-0709

ALL EXECUTIVE OFFICERS AND                        1,929,592        80.238%
DIRECTORS AS A GROUP (2 PERSONS)

--------------------------------------------------------------------------------

     In  the  preceding  table:

- A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this prospectus upon the exercise of options. Furthermore, unless otherwise indicated below and pursuant to applicable community property laws, each shareholder named in the table above has sole voting and investment power with respect to the shares set forth opposite each such shareholder's name.

- Mr. Dugan is deemed to be the beneficial owner of 405,000 shares of common stock that can be acquired within 60 days from the date of this prospectus upon the exercise of options. Mr. Dugan's shares also include 120,000 shares beneficially owned by Anglo Exploration Corp. Anglo Exploration Corp. is a private company owned and controlled by Mr. Dugan. Furthermore, Mr. Dugan's shares include 200,000 shares owned by Houston Resources Corp. Houston Resources Corp. is a company beneficially owned by a trust for the benefit of Mr. Dugan's family, and to which he disclaims any beneficial interest. Mr. Dugan does, however, have dispositive and voting control over these shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PLANET  COMMON  STOCK  OPTIONS

     On July 28, 1994, Internet Law granted five (5) year options to purchase 645,000 shares of common stock at a price of $0.15 per share. During fiscal 1996, 240,000 of the options were exercised by Houston Resources Corporation, a corporate entity owned by a trust for the benefit of the family of A.W. Dugan. In conjunction with the reverse acquisition by National Law, the previously remaining 405,000 unexercised options, which were to expire on July 28, 1999, were cancelled. On August 12, 1999, Planet issued to Mr. Dugan options to purchase 405,000 shares of its common stock exercisable at anytime prior to 5:00 p.m. December 31, 2004 at an exercise price of $0.15 per share.

PLANET'S  POLICY  REGARDING  TRANSACTIONS  WITH  AFFILIATES

     At this time, we have no formal policy in place regarding Planet entering into transactions with affiliates.


                       DESCRIPTION OF PLANET CAPITAL STOCK

AUTHORIZED  CAPITAL  STOCK

     The certificate of incorporation grants Planet the authority to issue 26,000,000 shares of capital stock, of which 25,000,000 are common stock, par value $.001 per share, and 1,000,000 are preferred stock, par value $.001 per share. At December 31, 1999, Planet had outstanding 1,000 shares of Planet common stock, all of which are currently held by Internet Law.

PLANET  SERIAL  PREFERRED  STOCK

     Under Planet's certificate of incorporation, Planet's board of directors may from time to time establish and issue one or more series of preferred stock and fix the serial designations, powers, preferences and rights of the shares of such series and the qualification, limitations or restrictions thereon, including, but not limited to, the fixing of the dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption
(including sinking fund provisions), the redemption price or prices, and the liquidation preferences, in each case, if any, of any wholly unissued series of Planet preferred stock.

PLANET  COMMON  STOCK

     Holders of Planet common stock are entitled to receive such dividends as are declared by the board of directors, subject to the preference of any outstanding Planet preferred stock, and are entitled to cast one vote per share on all matters voted upon by stockholders. However, Planet has no present intention of paying any dividends. There is no cumulative voting for the election of directors and Planet common stock does not have any preemptive rights. Upon liquidation of Planet, holders of Planet common stock are entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for liabilities and amounts owing with respect to any outstanding Planet preferred stock. Payment and declaration of dividends on Planet common stock and purchases of shares thereof by Planet will be subject to restrictions if Planet fails to pay dividends on any series of Planet preferred stock ranking prior to Planet common stock as to the payment of dividends.

PLANET  COMMON  STOCK  OPTIONS

     As of August 12, 1999, we have authorized the issuance of 405,000 options each to purchase one share of common stock at a price of $0.15 per share at any time up to December 31, 2004. Subsequent to the distribution, we intend to authorize the issuance of 50,000 options to a consultant, each to purchase one share of common stock at a price of $0.40 per share at any time up to November 2, 2006.

DEFENSES  AGAINST  HOSTILE  TAKEOVERS

     Introduction. The following discussion summarizes the reasons for, and the operation and effects of, certain provisions of our certificate of incorporation which management has identified as potentially having an anti-takeover effect. Copies of the certificate of incorporation and by-laws are included as an exhibit to the registration statement of which this prospectus is a part.

     In general, the anti-takeover provisions in Delaware law and our certificate of incorporation are designed to minimize our susceptibility to sudden acquisitions of control which have not been negotiated with and approved by our board of directors. As a result, these provisions may tend to make it more difficult to remove the incumbent members of the board of directors. The provisions would not prohibit an acquisition of control of us or a tender offer for all of our capital stock. However, to the extent these provisions successfully discourage the acquisition of control of us or tender offers for all or part of our capital stock without approval of the board of directors, they may have the effect of preventing or delaying an acquisition or tender offer which might be viewed by stockholders to be in their best interests.

     Authorized shares of capital stock. Our certificate of incorporation authorizes the issuance of up to 1,000,000 shares of serial preferred stock and 25,000,000 shares of common stock. Shares of our preferred stock with voting rights could be issued and would then represent an additional class of stock required to approve any proposed acquisition. This preferred stock, together with authorized but unissued shares of common stock, could represent additional capital stock required to be purchased by an acquiror. Issuance of such additional shares may dilute the voting interests of our stockholders.

     Stockholder meetings. Our certificate of incorporation provides that annual stockholder meetings may be called only by our board of directors or a duly designated committee of the board. Our certificate of incorporation also provides that stockholder action may be taken only at a special or annual
stockholder  meeting  and  not  by  written  consent.   These  provisions  may
discourage hostile takeover attempts by making it more difficult to address shareholders between annual meetings called by the board of directors.

     Classified board of directors and removal of directors. Planet's certificate of incorporation provides that Planet's board of directors is to be divided into three classes which shall be as nearly equal in number as possible. The directors in each class serve for terms of three years, with the terms of one class expiring each year. Each class currently consists of approximately one-third of the number of directors. Each director will serve until his successor is elected and qualified.

     A classified board of directors could make it more difficult for stockholders, including those holding a majority of Planet's outstanding stock, to force an immediate change in the composition of a majority of the board of directors. Since the terms of only one-third of the incumbent directors expire each year, it requires at least two annual elections for the stockholders to change a majority, whereas a majority of a non-classified board may be changed in one year. In the absence of the provisions of Planet's certificate of incorporation classifying the board, all of the directors would be elected each year. The provision for a staggered board of directors affects every election of directors and is not triggered by the occurrence of a particular event such as a hostile takeover. Thus a staggered board of directors makes it more difficult for stockholders to change the majority of directors even when the reason for the change would be unrelated to a takeover.

     Stockholder vote required to approve business combinations with related persons. Our certificate of incorporation generally requires the approval of the holders of 75% of our outstanding voting stock, including any class or series entitled to vote separately, and a majority of the outstanding stock not beneficially owned by a related person, up to a maximum requirement of 85% of the outstanding voting stock, to approve business combinations, as defined, involving the related person, except in cases where the business combination has been approved in advance by two-thirds of those members of our board of directors who were directors prior to the time when the related person became a related person. The supermajority stockholder vote requirements under the Delaware Certificate and Delaware law may have the effect of foreclosing mergers and other business combinations which the holders of a majority of our stock deem desirable and place the power to prevent such a transaction in the hands of a minority of our stockholders.

     Advance notice requirements for nomination of directors and proposal of new business at annual stockholder meetings. Our certificate of incorporation generally provides that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a stockholder meeting must submit written notice not less than 30 or more than 60 days in advance of the meeting. Making the period for nomination of directors and introducing new business a period not less than 10 days prior to notice of a stockholder meeting may tend to discourage persons from bringing up matters disclosed in the proxy materials furnished by Planet and could inhibit the ability of stockholders to bring up new business in response to recent developments.

     Supermajority voting requirement for amendment of certain provisions of the certificate of incorporation. Our certificate of incorporation provides that specified provisions contained in the certificate of incorporation may not be repealed or amended except upon the affirmative vote of the holders of not less than 75% percent of the outstanding stock entitled to vote. This requirement exceeds the majority vote that would otherwise be required by Delaware law for the repeal or amendment of the certificate of incorporation. Specific provisions subject to the supermajority vote requirement are:

- the calling of stockholder meetings and the requirement that stockholder action be taken only at annual or special meetings,
- written notice to Planet of nominations for the election of directors and new business proposals,
-     the  number  and  terms  of  Planet's  directors,
-     the  removal  of  directors,
-     approval  of  business  combinations  involving  related  persons,
- the consideration of various factors in the evaluation of business combinations,
-     indemnification  of  directors,  officers,  employees  and  agents,
-     limiting  directors'  liability,  and
- the required stockholder vote for amending the by-laws and certificate of incorporation.


                         SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the distribution, Planet will have an estimated 2,000,000 shares of common stock outstanding held beneficially by approximately 1,449 persons, all of which will be freely tradable without restriction or further registration under the Securities Act. Following the distribution, 455,000 shares of Planet common stock will be issuable upon the exercise of options.


                                  LEGAL MATTERS

     The validity of the issuance of the securities offered hereby will be passed upon for Planet by Sonfield & Sonfield, Houston, Texas.


                                     EXPERTS

     The financial statements of Planet as of December 31, 1999, appearing in this prospectus have been audited by Harper & Pearson Company, independent auditors, as set forth in their report appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

     Planet intends to furnish to its shareholders annual reports, which will include financial statements audited by independent accountants, and such other periodic reports as it may determine to furnish or as may be required by law, including sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended.

Planet has filed a registration statement with the Securities Exchange Commission under the Securities Act with respect to the shares registered hereby. This Prospectus omits certain information contained in the registration statement as permitted by the rules and regulations of the Commission. For further information about respect to Planet Resources, Inc. and Planet common stock, investors should read the registration statement, including the exhibits included with it. Statements in this Prospectus about the contents of any contract or any other document are not necessarily complete; investors should read such contract or other document filed with the Commission as an exhibit to the registration statement. The registration statement, including all of the attached exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. Planet will file registration statements (including this one) and other documents and reports electronically through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR") which is publicly available through the Commission's Internet World Wide website, http://www.sec.gov.

                             INDEX TO FINANCIAL STATEMENTS


     Page
     ----
Independent  Auditor's  Report. . . . . . . . . . . . . . . . . . . . . . . .F-2
Balance  Sheet  as  of  December  31,  1999. . . . . . . . . . . . . . . . . F-3
Statement  of Operations for the Six Months Ended December 31, 1999. . . . . F-4
Statement  of  Stockholder's  Equity  for
the Six Months Ended December 31, 1999 . . . . . . . . . . . . . . . . . . . F-5
Statement  of Cash Flows for the Six Months Ended December 31, 1999. . . . . F-6
Notes  to  Financial  Statements. . . . . . . . . . . . . . . . . . . . . . .F-7

                          INDEPENDENT AUDITOR'S REPORT


To  the  Board  of  Directors  and  Stockholder
Planet  Resources,  Inc.
Houston,  Texas


We have audited the accompanying balance sheet of Planet Resources, Inc. (formerly New Planet Resources, Inc.) as of December 31, 1999, and the related statements of operations, changes in stockholder's equity and cash flows for the period March 25, 1999 (date of inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Planet Resources, Inc. at December 31, 1999, and the results of its operations and its cash flows for the period March 25, 1999 (date of inception) through December 31, 1999 in conformity with generally accepted accounting principles.


Houston,  Texas
January  20,  2000

                             PLANET RESOURCES, INC.
                                  BALANCE SHEET
                                DECEMBER 31, 1999


                                        ASSETS
                                       --------
CURRENT ASSETS                                        $ 20,236
                                                      ========
Cash

TOTAL ASSETS                                          $ 20,236
                                                      ========

                          LIABILITIES AND STOCKHOLDER'S EQUITY
                      -------------------------------------------


COMMITMENTS AND CONTINGENCIES

STOCKHOLDER'S EQUITY
Preferred stock - par value $.001; 1,000,000 shares   $    -0-
authorized, none issued or outstanding
Common stock - par value $.001; 25,000,000 shares            1
authorized, 1,000 shares issued and outstanding
Additional paid-in capital                              36,274
Retained earnings (deficit)                            (16,039)
                                                      ---------
Total stockholder's equity                              20,236
                                                      ---------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY            $ 20,236
                                                      =========

                             PLANET RESOURCES, INC.
                             STATEMENT OF OPERATIONS
             FOR THE PERIOD MARCH 25, 1999 THROUGH DECEMBER 31, 1999

REVENUE                              $    -0-
                                     ---------

EXPENSES
Professional fees                      15,638
Other                                     401
                                     ---------
Total expenses                         16,039
                                     ---------

NET LOSS                             $(16,039)
                                     ---------
BASIC LOSS PER SHARE OUTSTANDING     $ (16.03)
                                     =========
WEIGHTED AVERAGE SHARES OUTSTANDING     1,000
                                     =========


                             PLANET RESOURCES, INC.
                        STATEMENT OF STOCKHOLDER'S EQUITY
             FOR THE PERIOD MARCH 25, 1999 THROUGH DECEMBER 31, 1999

                   Common  Common    Additional    Retained    Total
                   Shares  Stock     Paid-In       Earnings
                   Issued            Capital       (Deficit)
                   ------  --------  ------------  ---------  ---------
BALANCE,              -0-  $    -0-  $        -0-  $     -0-   $    -0-
MARCH 25, 1999

SHARES ISSUED       1,000         1        36,274        -0-     36,275
FOR CASH

NET LOSS              -0-       -0-           -0-    (16,039)   (16,039)
                   ------  --------  ------------  ---------  ---------
BALANCE,
DECEMBER 31, 1999   1,000  $      1  $     36,274  $ (16,039)  $ 20,236

                                See accompanying notes.

                             PLANET RESOURCES, INC.
                             STATEMENT OF CASH FLOWS
             FOR THE PERIOD MARCH 25, 1999 THROUGH DECEMBER 31, 1999


CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                    $(16,039)
                                            ---------
Cash used by operating activities            (16,039)
                                            ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the issuance of common stock    36,275
                                            ---------
Cash provided by financing activities         36,275
                                            ---------
CASH FLOWS FROM INVESTING ACTIVITIES             -0-
                                            ---------
NET INCREASE IN CASH                          20,236

CASH AT BEGINNING OF PERIOD                      -0-
                                            ---------
CASH AT END OF PERIOD                       $ 20,236



                                See accompanying notes.

                             PLANET RESOURCES, INC.
                          NOTES TO FINANCIAL STATEMENTS


1.     ORGANIZATION  AND  BUSINESS

Planet Resources, Inc. ("Planet") (formerly New Planet Resources, Inc.) was incorporated in the State of Delaware on March 26, 1999, as a wholly owned subsidiary of Internet Law Library, Inc. ("Internet Law") (formerly Planet
Resources, Inc.) ("Old Planet"). Planet was formed in connection with the execution of an Agreement and Plan of Distribution (the 'Distribution Agreement') by and between Internet Law and Planet dated March 25, 1999. Under the Distribution Agreement, Internet Law will transfer all of its mineral properties to Planet and shares of Planet will be distributed to the Internet Law stockholders in a tax-free spin-off accounted for as a pooling of interest. Effective March 30, 1999, Old Planet acquired National Law Library ("National Law") through a tax free exchange of shares of common stock of National Law for Internet Law common shares ("Acquisition"), all as contemplated by an Agreement and Plan of Reorganization dated March 25, 1999 ("Acquisition Agreement").

Effective July 8, 1999, Old Planet changed its corporate name to Internet Law Library, Inc. and effective July 15, 1999, New Planet Resources, Inc. changed its corporate name to Planet Resources, Inc.

Planet intends to become a public company upon the effectiveness of a registration statement, and will continue the business of Old Planet. The Distribution Agreement provides that the Distribution is subject to customary regulatory approvals and the receipt of an opinion of counsel concerning the tax-free nature of the transaction.

Planet has no commercial operations although management is evaluating various future operating strategies. Planet has incurred minimal expenses for professional and other costs which have been reflected on the accompanying statement of operations.

Basic  Loss  Per  Share  -  Basic loss per share of common stock is based on the
-----------------------
weighted  average  number  of  shares  outstanding  during  the  period.
----

Estimates - The preparation of financial statements in conformity with generally
---------
accepted accounting principals requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the
reporting  period.   Actual  results  could  differ  from  those  estimates.


                                See accompanying notes.

2.     PROFORMA  EFFECTS  OF  DISTRIBUTION  AGREEMENT

The following table reflects the current financial position of Planet as reflected on the accompanying balance sheet and the proforma effects on Planet's financial position following the execution of the Distribution Agreement. Upon completion of the Distribution, there will be a total of 2,000,000 shares of Planet Stock outstanding and 405,000 options each to purchase one share of Planet Common Stock for a price of $.15 per share. Shares of the Company's Common Stock have been reserved for issuance upon exercise of Planet Options. The Company has adopted a Stock Incentive Plan and has reserved 2,500,000 shares of the Company's Common Stock under the Plan.


                                                       Actual     Proforma
                                                      ---------  ----------
                          ASSETS
                         ---------
CURRENT ASSETS
Cash                                                  $ 20,236   $  20,236

Total current assets                                    20,236      20,236

PROPERTY
Mineral rights                                             -0-      10,000
Depreciable property                                       -0-      15,963
                                                        25,963
                                                      ---------
Accumulated depreciation                                   -0-      15,963

Net property                                               -0-      10,000

TOTAL ASSETS                                          $ 20,236   $  30,236

                        LIABILITIES AND STOCKHOLDERS' EQUITY
                     -----------------------------------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock - par value $.001; 1,000,000 shares   $    -0-   $     -0-
authorized, none issued or outstanding
Common stock - par value $.001; 25,000,000 shares            1       2,000
authorized, 1,000 actual and 2,000,000 proforma
shares issued and outstanding
Additional paid-in capital                              36,274      44,275
Retained earnings (deficit)                            (16,093)    (16,039)

Total stockholders' equity                              20,236      30,236

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY            $ 20,236   $  30,236


                                See accompanying notes.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES FOR PROFORMA EFFECTS OF DISTRIBUTION AGREEMENT

(a)     Equipment  and  Leasehold  Improvements  -  The  costs  of equipment and
        ---------------------------------------
leasehold improvements are capitalized and charged to earnings utilizing the straight-line method of depreciation, with useful lives ranging from three to ten years. The costs of routine maintenance are charged to earnings as incurred. When assets are sold or retired, any resulting gain or loss is reflected in operations.

(b)     Realization  of  the  Carrying  Cost  of Mining Property and Exploration
        ------------------------------------------------------------------------
Costs  -  In  January 1992, the Board of Directors wrote down the mineral rights
    -
and capitalized exploration costs to their best estimate of their net realizable value of $10,000. The ultimate realization of Planet's carrying costs in these assets is dependent upon the discovery and the ability of Planet to finance successful exploration and development of commercial ore deposits, if any, in the mining properties in sufficient quantity for Planet to recover its recorded value.


4.     PROPERTY  -  MINERAL  RIGHTS  AND  LEASES

(a) Planet is the owner of subsurface mineral rights on approximately 190 acres located in the City of Mullan, Idaho. Title was acquired by issuance to real property owners of one share of capital stock for each 25 square feet of surface owned. The acquisition of such mineral rights was completed in November 1985.

(b)     Leases  -  Planet  entered into an agreement dated May 1, 1981, with the
        ------
City of Mullan (which supersedes a previous agreement dated December 3, 1971), whereby Planet, as lessee, has the right to mine subsurface minerals on approximately 200 acres owned by the City north of the Osburn Fault for a period of 25 years. The City, as lessor, will receive 20% of all royalty payments or other consideration received by Planet. In the event Planet enters into a lease agreement for the exploration and development of "City Property" south of the Osburn Fault, the City shall receive 15% of the royalties received. No royalties have been received or paid on "City Property" south of the fault.


                                See accompanying notes.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM  24.    INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

     Section 145 of the Delaware General Corporation Law applies to Planet and the relevant portion of the Delaware General Corporation Law provides as follows:

145.    Indemnification of Officers, Directors, Employees and Agents; Insurance.
(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.


                                See accompanying notes.

(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

Planet's certificate of incorporation limits the liability of directors (in their capacity as directors, but not in their capacity as officers) to Planet or its stockholders to the fullest extent permitted by the Delaware General
Corporation Law, as amended. Specifically, no director of Planet will be personally liable to Planet or its stockholders for monetary damages for breach of the director's fiduciary duty as a director, except as provided in Section 102 of the Delaware General Corporation Law for liability: (i) for any breach of the director's duty of loyalty to Planet or its stockholders; (ii) for acts or omissions not in good faith and which involve intentional misconduct or knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law, which relates to unlawful payments of dividends or unlawful stock repurchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. The inclusion of this provision in Planet's certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such action, if successful, might otherwise have benefited Planet and its stockholders.

     Under Planet's certificate of incorporation and in accordance with Section 145 of the Delaware General Corporation Law, Planet will indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a "derivative" action by or in the right of Planet) by reason of the fact that such person was or is a director or officer of Planet, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Planet, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such acts were unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such an action and then, where the person is adjudged to be liable to Planet, only if and to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines that such person is fairly and reasonably entitled to such indemnity and then only for such expenses as the court deems proper. Planet will indemnify, pursuant to the standard enumerated in Section 145 of the Delaware General Corporation Law, any past or present officer or director who was or is a party, or is threatened to be made a party, to any threatened, pending or completed derivative action by or in the right of Planet.

The certificate of incorporation of Planet provides that Planet may pay for the expenses incurred by an indemnified director or officer in defending the proceedings specified above in advance of their final disposition, provided that, if the Delaware General Corporation Law so requires, such indemnified person agrees to reimburse Planet if it is ultimately determined that such person is not entitled to indemnification. Planet's certificate of incorporation also allows Planet, in its sole discretion, to indemnify any person who is or was one of its employees and agents to the same degree as the foregoing indemnification of directors and officers. To the extent that a director, officer, employee or agent of Planet has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the Delaware General Corporation Law, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. In addition, Planet may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Planet or another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against and incurred by such person in such capacity, or arising out of the person's status as such whether or not Planet would have the power or obligation to indemnify such person against such liability under the provisions of the Delaware General Corporation Law. Planet maintains insurance for the benefit of Planet's officers and directors insuring such persons against certain liabilities, including civil liabilities under the securities laws.

Additionally, Planet has entered into indemnification agreements with each of the Directors of Planet, which, among other things, provides that Planet will indemnify such Directors to the fullest extent permitted by Planet's certificate of incorporation and the Delaware General Corporation Law and will advance expenses of defending claims against such Directors.

ITEM  25.  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION.

     The estimated expenses payable by Planet in connection with the issuance and distribution of the securities being registered are as follows:

               SEC Registration Fee. . . . . . . . . . . . . . . . .$30
               Legal Fees and Expenses*. . . . . . . . . . . . . 15,000
               Accounting Fees and Expenses*. . . . . . . . .  . .2,500
               Financial Printing*. . . . . . . . . . . . . . .  .5,000
               Transfer Agent Fees*. . . . . . . . . . . . . . . .1,500
               Blue Sky Fees and Expenses*. . . . . . . . . . . . 3,000
               Miscellaneous*. . . . . . . . . . . . . . . . . . .2,500
               TOTAL**. . . . . . . . . . . . . . . . . . . . . $29,530
     __________________
     *Estimated
    ** A significant portion of these expenses were paid prior to December 31, 1999.

ITEM  26.  RECENT  SALES  OF  UNREGISTERED  SECURITIES

     On March 26, 1999, Planet issued 1,000 shares of common stock to Internet Law Library, Inc., a Delaware corporation for the cash sum of $1,000 in reliance on the exemption from registration in Section 4(2) of the Securities Act. In conjunction with the reverse acquisition by National Law, the previously remaining 405,000 unexercised options, which were to expire on July 28, 1999, were cancelled. On August 12, 1999, Planet issued options to purchase 405,000 shares of its common stock exercisable at anytime prior to 5:00 p.m. December 31, 2004 at an exercise price of $0.15 per share.

ITEM  27.  EXHIBITS  AND  FINANCIAL  STATEMENT  SCHEDULES.

Exhibit  No.    Description  of  Document
------------   -------------------------
    1.1  Agreement  and  Plan  of  Distribution**
    3.1  Certification  of  Incorporation**
  3.1.1 Amendment of Certificate of Incorporation changing name from New Planet to Planet.**
    3.2  By-Laws**
    4.1  Common  Stock  Option  Agreement**
    4.2  Form  of Common Stock Option Certificate (included as an exhibit to Exhibit 4.1)**
    4.3  Form  of  Common  Stock  Certificate**
    5.1  Opinion  of  Sonfield  &  Sonfield**
    8.1 Opinion of Sonfield & Sonfield with respect to tax matters (included as part of Exhibit 5.1).*
   10.1  Planet  Incentive  Stock  Option  Plan**
   10.2  Indemnification  Agreement  between  Planet  and  A.W.  Dugan**
   10.3  Indemnification  Agreement  between  Planet  and  Jacque  N.  York**
   10.4  Indemnification Agreement between Planet and Michael K. Branstetter**
   10.5  Indemnification  Agreement  between  Planet  and  Danyel  Owens**
   10.6 Indemnification Agreement between Planet and Internet Law Library, Inc. under its former name**
   10.7  Lease Agreement with City  of  Mullan, Idaho (included as an exhibit to
         Exhibit  10.8)**
   10.8  Form  of  Assignment  of  Mineral  Lease**
   10.9  Form  of  Mineral  Deed**
   10.10 Letter report from an independent geologist used by management in justifying the $10,000 carrying-value of the mineral assets*
   23.1  Consent  of  Harper  &  Pearson  Company***
   23.2  Consent  of  Sonfield  &  Sonfield**
   23.3 Consulting Agreement by and between Genesis Financial Group, L.L.C and Planet Resources, Inc.***
     ________________________
     *     Filed  herewith
     **  Previously  filed
     ***  To  be  filed  by  amendment

ITEM  28.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to participating broker-dealers, at the closing, certificates in such denominations and registered in such names as required by the participating broker-dealers, to permit prompt delivery to each purchaser.

The  undersigned  Registrant  also  undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The  undersigned  Registrant  also  undertakes  that  it  will:

(1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment number 3 to the registration statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas, on the 3rd day of April, 2000.

PLANET  RESOURCES,  INC.


     By:
          A.W.  Dugan,  Chief  Executive  Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed on the dates indicated by the following persons in the capacities indicated.


     ----------------------------------------     ------------------------------
     A.W.  Dugan,  Chief  Executive  Officer,     Jacque  N. York, Secretary and
     President  and  Director                     Director

                                  EXHIBIT INDEX

Exhibit  No.    Description  of  Document
-----------   -------------------------
1.1       Agreement  and  Plan  of  Distribution**
3.1       Certification  of  Incorporation**
3.1.1 Amendment of Certificate of Incorporation changing name from New Planet to Planet.**
3.2       By-Laws**
4.1       Common  Stock  Option  Agreement**
4.2       Form of Common Stock Option Certificate (included as an
          exhibit to Exhibit 4.1)**
4.3       Form  of  Common  Stock  Certificate**
5.1       Opinion  of  Sonfield  &  Sonfield**
8.1       Opinion of Sonfield & Sonfield with respect to tax matters
          (included as part  of  Exhibit  5.1).*
10.1      Planet  Incentive  Stock  Option  Plan**
10.2      Indemnification  Agreement  between  Planet  and  A.W.  Dugan**
10.3      Indemnification Agreement between Planet and Jacque N. York**
10.4      Indemnification Agreement between Planet and Michael K. Branstetter**
10.5      Indemnification  Agreement  between  Planet  and  Danyel  Owens**
10.6 Indemnification Agreement between Planet and Internet Law Library, Inc. under its former name**
10.7      Lease Agreement with City of Mullan, Idaho (included as an exhibit to
          Exhibit  10.8)**
10.8      Form  of  Assignment  of  Mineral  Lease**
10.9      Form  of  Mineral  Deed**
10.10 Letter report from an independent geologist used by management in justifying the $10,000 carrying-value of the mineral assets*
23.1      Consent  of  Harper  &  Pearson  Company***
23.4      Consent  of  Sonfield  &  Sonfield**
23.5 Consulting Agreement by and between Genesis Financial Group, L.L.C and Planet Resources, Inc.***
     ________________________
  *  Filed  herewith
 **  Previously  filed
***  To  be  filed  by  amendment